EXHIBIT 10.1

Description of Increase in Executive Officer Base Salaries

Effective as of August 1, 2006, the base salary for Walter F. Ulloa, Chairman and Chief Executive Officer, increased from $800,000 to $824,000. All of terms of the employment agreement dated as of August 11, 2005 between the Company and Mr. Ulloa remain the same.

Effective as of August 1, 2006, the base salary for Philip C. Wilkinson, President and Chief Operating Officer, increased from $800,000 to $824,000. All of terms of the employment agreement dated as of August 11, 2005 between the Company and Mr. Wilkinson remain the same.